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                                                                    Exhibit 3.1



                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         ANSELL HEALTHCARE INCORPORATED

                            * * * * * * * * * * * * *

         Ansell Healthcare Incorporated (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby amend the Certificate of Incorporation of the Corporation, which was originally filed on October 5, 1999 under the name of "Ansell Holdings Inc." and subsequently amended.

         The Certificate of Incorporation of the Corporation is hereby restated and amended to read in its entirety as follows:


                                   ARTICLE 1.

                               NAME OF CORPORATION

         The name of the Corporation is ANSELL HEALTHCARE INCORPORATED.


                                   ARTICLE 2.

                                    OFFICES

         The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                   ARTICLE 3.

                                    PURPOSE

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("Delaware Law").

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                                   ARTICLE 4.

                                  CAPITAL STOCK

         SECTION 4.01. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is one hundred fifty-one million (151,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share ("Preferred Stock"), and one hundred fifty million (150,000,000) shall be shares of common stock with a par value of $0.01 per share ("Common Stock").

         SECTION 4.02.  Preferred Stock.

                  (a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the Board of Directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

                  (b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

                  (c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in resolutions of the Board of Directors authorizing the issuance of such series.

         SECTION 4.03.  Common Stock.

                  (a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any net profits or net assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation's Board of Directors.

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                  (b) In the event of the liquidation or dissolution of the
Corporation's business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation's net assets available for distribution.

                  (c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to this Article 4.


                                   ARTICLE 5.

                                    DURATION

         The Corporation is to have perpetual existence.


                                   ARTICLE 6.

                               AMENDMENT OF BYLAWS

         The Bylaws of the Corporation may be altered, amended or repealed at any meeting of the Board of Directors or of the stockholders.


                                   ARTICLE 7.

                                    DIRECTORS

         SECTION 7.01. Number of Directors; Composition; and Tenure. The Board of Directors of the Corporation shall consist of such number of directors as determined by the Bylaws. As long as Pacific Dunlop Limited owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests of the Corporation, the Board of Directors of the Corporation shall include at least two Unaffiliated Directors and one executive officer of the Corporation. For purposes of this Article 7, the term "Unaffiliated Director" means a director of the Corporation who is not (i) an employee or officer of the Corporation, (ii) an employee, officer or director of Pacific Dunlop Limited or of any direct or indirect subsidiary of Pacific Dunlop Limited, or (iii) an employee, director, "Principal Stockholder" or general partner of an entity that had a "Material Business Relationship" with Pacific Dunlop Limited in any of such entity's three fiscal years immediately prior to



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such director's election to the Board of Directors of the Corporation. For purposes of this Article 7, an entity will be deemed to have a "Material Business Relationship" with Pacific Dunlop Limited only if such entity derived 10% or more of its revenue in any fiscal year from transactions with Pacific Dunlop Limited and any of its direct or indirect subsidiaries in the aggregate. For purposes of this Article 7, the term "Principal Stockholder" of an entity means an individual, directly or indirectly, owning beneficially 10% or more of the outstanding voting securities or equity interest of another entity.

         A director shall hold office until the next annual meeting and until his successor shall be duly elected and shall qualify, subject, however, to his prior death, resignation or removal from office. Any vacancy on the Board of Directors, however caused, including, without limitation, any vacancy resulting from an increase in the number of directors, shall be filled by a vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director.

         SECTION 7.02. Elimination of Certain Personal Liability of Directors; Indemnification.


                  (a) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation of personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Law. Any repeal or modification of this Section 7.02 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                  (b) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Section 7.02 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Section 7.02 shall be a contract right.

                  (c) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

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                  (d) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

                  (e) The rights and authority conferred in this Section 7.02 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

                  (f) Neither the alteration, amendment, repeal or rescission of this Section 7.02, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this Section 7.02 in respect of any acts or omissions occurring prior to such alteration, amendment, repeal, rescission, adoption or modification.


                                   ARTICLE 8.

                                    MEETINGS

         SECTION 8.01. Location of Meetings and Corporate Records. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Bylaws) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

         SECTION 8.02. Special Meetings of Stockholders. Special meetings of stockholders may be called by the Chairman of the Board of Directors, the President of the Corporation or by a majority of the Board of Directors.

         SECTION 8.03 Consent of Stockholders in Lieu of a Meeting. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. After the date on which Pacific Dunlop Limited no longer owns, directly or indirectly, 50% or more of the Common Stock of the Corporation, stockholders of the Corporation shall not take action by written consent.


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                                   ARTICLE 9.

                                   AMENDMENTS

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon the stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, having been duly adopted by the Corporation by written consent of the Board of Directors in accordance with Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware and by written consent of the sole stockholder of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, has been executed this 2nd day of February, 2000.

                                       ANSELL HEALTHCARE INCORPORATED


                                       By:  /s/ Harry Boon
                                          ------------------------------
                                       Name:    Harry Boon
                                       Title:   President and Chief
                                                Executive Officer